EXHIBIT 99.1

GLOBAL EPOINT REPORTS FIRST-QUARTER 2004 RESULTS

Contract Manufacturing Profits Continue,

Digital Video Sales Growth Expected From Recent Acquisitions

City of Industry, Calif.—May 25, 2004—Global ePoint, Inc. (Company) (Nasdaq: GEPT) reported financial results for first-quarter ended March 31, 2004.

Net sales for the quarter rose to $4.84 million, from $2.46 million in first-quarter 2003. Contract manufacturing sales rose to $4.8 million from $2.42 million due to higher sales of computers for the consumer and industrial markets. Digital technology sales were nominal and not significant in the quarters. Gross profit for the quarter was $1.1 million compared to $739,000 in first-quarter 2003.

Operating expenses were $1.6 million, compared to $812,000 in first-quarter 2003. Contract manufacturing expenses increased to $888,000 from $485,000 due to added production staffing and facility space and higher sales and marketing activity in preparation for expected growth. Digital technology expenses rose to $494,000 from $327,000 due to increased product development activity and the hiring of additional R&D personnel. Corporate expenses were $207,000 versus $0 as the result of expenses for accounting and legal fees and other expenses associated with being a public company.

First-quarter net loss was $362,000, or three cents per share, on 10,840,000 weighted average shares outstanding, compared to net loss of $73,000, or one cent per share, on 5,921,000 weighted average shares outstanding in first-quarter 2003. Due to the reverse merger in August 2003, financials for Global ePoint’s pre-merger operations are not included.

The increase in the number of shares outstanding is the result of Global’s acquisition in August 2003 of its contract manufacturing and digital technology divisions and the corresponding issuance of approximately 5,383,000 newly issued and outstanding shares as payment.

Toresa Lou, Global ePoint chief executive officer, commented: “Contract manufacturing continued to operate profitably, but $252,000 of product development costs on the digital technology side and corporate-level expenses of $198,000 related to being a public company contributed to the Company’s overall net loss for the quarter, compared to a year ago.

“However, we are making progress with our strategy to expand product and market opportunities and, therefore, grow sales, especially of digital video products and related systems,” Lou added. “As the direct result of Global’s recent acquisitions, in the current second quarter Perpetual operations are already contributing incremental sales in the commercial and industrial markets for their digital video recorder (DVR) product line, and AirWorks cockpit door security systems and laptop power are also generating additional sales.

“To support overall growth objectives, we also plan to utilize contract manufacturing resources and sourcing and distribution channels to not only accommodate expected growth in digital video but also create cost efficiencies for improved margins, as well. Each digital technology division operation, from DVRs for commercial security to in-car police surveillance to in-cabin surveillance on aircraft, is expected to benefit from synergies inherent in Global’s integrated business structure.”

About Global ePoint:

Global ePoint is a contract manufacturer, technology and product developer, and distributor of specialized digital video, audio, data, and other computing, recording, and transmission systems and products for law enforcement, military, homeland security, commercial, industrial, and consumer markets. Through its operating divisions, the Company’s products include digital video recorders for commercial and industrial security, a prototype digital video recorder for the Air Force B-1 bomber’s instrument system, industrial-grade computers for airport X-ray screening systems, in-car video surveillance systems for law enforcement, cockpit door surveillance systems (CDSS) for aircraft, fire detection and suppression upgrades for the CDSS, a digital electronic “flight bag” of all manuals and records for pilots, and laptop-computer power systems for passengers and flight crews. The Company is also developing new compression technologies and secure network digital video systems, products, and servers for a range of new applications. For more, go to www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations, estimates and projections, management’s beliefs and numerous assumptions, all of which are subject to change. These forward-looking statements are not guarantees of future results and are subject to numerous risks and uncertainties. Our actual results could differ materially and adversely from those expressed in any forward-looking statement. For example, we may not realize sales growth, and, to date, we have not realized material sales or revenues from our digital technology division, and there can be no assurance that the division will be able to achieve sales or revenues in the future. Cost efficiencies may not be realized. The forward-looking statements in this release and presentation speak only as of the date of this release. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. These and other risk factors are detailed in our periodic filings with the Securities and Exchange Commission.

Selected operating results (in thousands except per share data):

For the three months ended March 31, 2004:

	Digital Technology	Contract Manufacturing	Corporate	Totals
Net sales	$31	$4,809	$—	$4,840
Cost of sales	26	3,739	—	3,765

Gross profit	5	1,070	—	1,075
Operating expenses	494	888	207	1,589

Income (loss) from operations	(489)	182	(207)	(514)
Other income (expense)	(2)	47	107	152

Net income (loss)	$(491)	$229	$(100)	$(362)

Per share				$(0.03)

on 10,848,000 shares

For the three months ended March 31, 2003:

	Digital Technology	Contract Manufacturing	Corporate	Totals
Net sales	$41	$2,418	$—	$2,459
Cost of sales	26	1,694	—	1,720

Gross profit	15	724	—	739
Operating expenses	327	485	—	812

Income (loss) from operations	(312)	239	—	(73)
Other income (expense)	—	—	—	—

Net income (loss)	$(312)	$239	$—	$(73)

Per share				$(0.01)

on 5,921,000 shares